Exhibit 99.1
For Release 8:30 a.m. Eastern Time, July 23, 2007
CUMULUS MEDIA ENTERS INTO MERGER AGREEMENT
FOR SALE TO INVESTOR GROUP
CUMULUS MEDIA STOCKHOLDERS TO RECEIVE $11.75 PER SHARE IN CASH
     Atlanta, Georgia — July 23, 2007 — Cumulus Media Inc. (NASDAQ-GS: CMLS), Lewis W. Dickey, Jr., Chairman, President and Chief Executive Officer of Cumulus, and Merrill Lynch Global Private Equity announced today the execution of a definitive merger agreement under which an investor group led by Lew Dickey and an affiliate of Merrill Lynch Global Private Equity will acquire Cumulus in a transaction valued at approximately $1.3 billion.
     Under the terms of the agreement, Cumulus stockholders will receive $11.75 in cash for each share of Cumulus common stock, representing a premium of approximately 40.4% over the closing price per share of the Company’s Class A Common Stock on July 20, 2007, the last trading day prior to announcement of the transaction. Holders of the Company’s Class A, Class B and Class C Common Stock will each receive the same price per share.
     The board of directors of Cumulus, on the unanimous recommendation of a special committee comprised of all of the disinterested members of the board of directors, has approved the merger agreement and recommends that the Company’s stockholders approve the merger.
     “I am extremely pleased to be partnering with Merrill Lynch Global Private Equity in this transaction,” said Lew Dickey, who will continue as Chairman, President and Chief Executive Officer of the Company after the merger. “This transaction represents an important chapter in our Company’s history. We strongly believe in this industry and in the long-term opportunities to grow the business. I look forward to working closely with our talented team and our new partners to build upon our success.”
     Pending the receipt of stockholder approval, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval of the Federal Communications Commission, as well as satisfaction of other closing conditions, the transaction currently is expected to be completed in early 2008. The transaction will be financed through a combination of equity contributed by Lew Dickey, his brother John W. Dickey, the Company’s Executive Vice President and Co-Chief Operating Officer, other members of their family and Merrill Lynch Global Private Equity, and debt financing that has been committed by Merrill Lynch Capital Corporation, in each case subject to customary conditions. There is no financing condition to the obligations of the investor group under the merger agreement.
     The Dickeys and stockholders affiliated with Banc of America Capital Investors, each under separate voting agreements, have contractually agreed to vote their shares of Cumulus common stock in favor of the transaction or any superior proposal approved by the Cumulus board of directors, as provided in the merger agreement.
     Under the merger agreement, Cumulus may solicit superior proposals from third parties during the next 45 days. In accordance with the agreement, the board of directors of Cumulus, through its special committee and with the assistance of its independent advisors, intends to actively solicit superior proposals during this period. Cumulus advises that there can be no assurance, however, that the solicitation of superior proposals will result in an alternative transaction. Cumulus currently does not intend to disclose publicly developments with respect to the solicitation process unless and until its board of directors has made a decision to pursue such a superior proposal.
     Merrill Lynch & Co. acted as financial advisor to the investor group. Jones Day and Debevoise & Plimpton LLP acted as legal advisors to the investor group.
     Credit Suisse Securities (USA) LLC acted as financial advisor to the special committee. Sutherland Asbill & Brennan LLP and Richards, Layton & Finger, P.A. acted as legal advisors to the special committee.
     Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Following the completion of all pending acquisitions and divestitures, Cumulus, directly and through its investment in Cumulus Media Partners, will own or operate 344 radio stations in 67 U.S. media markets. Cumulus’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
     Merrill Lynch Global Private Equity is the private equity investment arm of Merrill Lynch & Co., Inc. For more information visit www.ml.com.
     Important Additional Information will be filed with the SEC
     In connection with the proposed transaction, Cumulus will file a proxy statement with the Securities and Exchange Commission. Investors and stockholders are advised to read the proxy statement when it becomes available, because it will contain important information about the proposed transaction and the parties thereto. Investors and stockholders may obtain the proxy statement (when available), and any other relevant documents, for free at the SEC’s website or by directing a request to Cumulus Media Inc., 14 Piedmont Center, Suite 1400, Atlanta, Georgia 30305, telephone: (404) 949-0700, attention Marty Gausvik.
     Cumulus and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of Cumulus stockholders generally, is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the Securities and Exchange Commission, and the will be further reflected in the proxy statement filed in connection with the proposed transaction when it becomes available.
     Forward-Looking Statements
     Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder or regulatory approval of the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and the ability to recognize the benefits of the merger; as well as competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

For additional information, contact:	Marty Gausvik, Cumulus Media Inc. (404) 949-0700.